UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2009

Weingarten Realty Investors

(Exact Name of Registrant as Specified in Its Charter)

Texas

(State or Other Jurisdiction of Incorporation)

1-9876	74-1464203
(Commission File Number)	(IRS Employer Identification No.)

2600 Citadel Plaza Drive, Suite 125, Houston, Texas	77008
(Address of Principal Executive Offices)	(Zip Code)

(713) 866-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On August 12, 2009, Weingarten Realty Investors (the “Company”) priced an offering (the “Offering”) of $100 million of 8.10% Notes due 2019 (the “Notes”). The Notes will mature on September 15, 2019 and bear interest at 8.10% per year, with interest payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2009. The Company estimates that it will receive net proceeds of approximately $97.2 million from the sale of the Notes, after deducting the underwriting discount and other estimated offering expenses payable by the Company, which are intended to be used for general business purposes, including reducing amounts outstanding under its revolving credit facility. The Company may redeem the Notes in whole or in part at any time and from time to time, on or after September 15, 2014, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption. The closing of the Offering is expected to occur on August 19, 2009.

In connection with the Offering, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with the several underwriters named therein (the “Underwriters”), for whom Wells Fargo Securities, LLC acted as representative, which agreement provides for the terms of the sale of the Notes to the Underwriters. A copy of the Underwriting Agreement is filed herewith as Exhibit 1.1.

Item 7.01.	Regulation FD Disclosure.

Please refer to Exhibit 99.1, which is incorporated into this Item 7.01 by reference.

The information in this item shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any disclosure document relating to the Company, except to the extent, if any, expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 12, 2009, by and among the Registrant and the Underwriters named therein.

4.1	Form of 8.10% Note due 2019.

99.1	Press Release, dated August 12, 2009 issued by Weingarten Realty Investors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2009

WEINGARTEN REALTY INVESTORS

By:	/s/ Joe D. Shafer
Joe D. Shafer
Vice President/Chief Accounting Officer